Exhibit 99-77c

Annual Meeting Results (Unaudited)

      The Fund held an annual meeting of shareholders on February 25, 2005, to elect directors of the Fund and to approve a new advisory agreement.

      The results of voting were as follows (by number of shares):

For nominees to the Board of Directors:

William J. Morgan(1)
      In favor:                                                             501
      Withheld:                                                               2

George D. Woodard(1)
      In favor:                                                             501
      Withheld:                                                               2

John F. Williamson(2)
      In favor:                                                      11,753,205
      Withheld:                                                         190,434

Daniel A. Grant(2)
      In favor:                                                      11,751,807
      Withheld:                                                         191,832

----------
(1) Elected by holders of the Fund's Auction Rate Preferred Stock voting separately as a class.

(2) Elected by holders of the Fund's Auction Rate Preferred Stock and Common Stock voting together as a single class.

For approval of new advisory agreement:

      For:                                                            11,680,480
      Against:                                                           168,079
      Abstain:                                                            95,079